Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment Number 3 to Form S-1/A of our report included herein dated August 10, 2008 (Except for Note 1, which is dated October 7, 2008) with respect to the balance sheets of NIVS IntelliMedia Technology Group, Inc. as of December 31, 2007 and 2006 and the related statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2007. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

Kempisty & Company, Certified Public Accountants, P.C. New York, New York

Dated: December 5, 2008